Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Complete Solaria was formed in November 2022 through the merger of Complete Solar and Solaria. Founded in 2010, Complete Solar created a technology platform to offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Our sales partners generate solar installation contracts with homeowners on our behalf. To facilitate this process, we provide the software tools, sales support and brand identity to its sales partners, making them competitive with national providers. This turnkey solution makes it easy for anyone to sell solar.

We fulfill our customer contracts by engaging with local construction specialists. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to its builder partners. We manage and coordinate this process through our proprietary HelioTrackTM software system.

Effective January 1, 2023, we changed our fiscal quarters to four, thirteen-week periods within a standard calendar year. Each annual reporting period begins on January 1 and ends on December 31. Since the fiscal quarter change was made after the end of fiscal 2022, we will continue to report prior year financial information based on its prior year fiscal calendar. Our financial results for the thirty-nine weeks ended October 1, 2023 are compared to our results for the nine months ended September 30, 2022. The comparison of these two periods is primarily affected by the difference of one day between the first three quarters of fiscal 2023 and the first three quarters of 2022.

There is substantial doubt about the entity’s ability to continue as a going concern within one year after the date the unaudited condensed consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty relating to its ability to continue as a going concern.

Growth Strategy and Outlook

Complete Solaria’s growth strategy contains the following elements:

•

Increase revenue by expanding installation capacity and developing new geographic markets – We continue to expand our network of partners who will install systems resulting from sales generated by our sales partners. By leveraging this network of skilled builders, we aim to increase our installation capacity in our traditional markets and expand our offering into new geographies throughout the United States. This will enable greater sales growth in existing markets and create new revenue in expansion markets.

•

Increase revenue and margin by engaging national-scale sales partners – We aim to offer a turnkey solar solution to prospective sales partners with a national footprint. These include electric vehicle manufacturers, national home security providers, and real estate brokerages. We expect to create a consistent offering with a single execution process for such sales partners throughout their geographic territories. These national accounts have unique customer relationships that we believe will facilitate meaningful sales opportunities and low cost of acquisition to both increase revenue and improve margin.

The Business Combination

Complete Solar entered into a Business Combination Agreement with FACT, First Merger Sub, Second Merger Sub, and Solaria on October 3, 2022. The Business Combination was consummated on July 18, 2023. Upon the terms and subject to the conditions of the Business Combination, (i) First Merger Sub merged with and into Complete Solaria with Complete Solaria surviving as a wholly-owned subsidiary of FACT (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Second Merger”), and FACT changed its name to “Complete Solaria, Inc.” and Second Merger Sub changed its name to “CS, LLC” and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to “SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

The merger between Complete Solaria and FACT has been accounted for as a reverse recapitalization. Under this method of accounting, FACT was treated as the acquired company for financial statement reporting purposes. This determination was primarily based on the Company having a majority of the voting power of the post-combination company, the Company’s senior management comprising substantially all of the senior management of the post-combination company, and the Company’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Mergers have been treated as the equivalent of a capital transaction in which Complete Solaria is issuing stock for the net assets of FACT. The net assets of FACT have been stated at historical cost, with no goodwill or other intangible assets recorded.

Disposal Transaction

On August 18, 2023, we entered into a Non-Binding Letter of Intent to sell certain of our North American solar panel assets, inclusive of certain intellectual property and customer contracts, to Maxeon Solar Technologies, Ltd. (“Maxeon”). Subsequent to the execution of the Non-Binding Letter of Intent, on September 20, 2023, we entered into an asset purchase agreement (the “Disposal Agreement”) for the sale of certain assets to Maxeon. The Disposal Agreement also includes a supply agreement for Maxeon to supply its premium, high-performance, high-efficiency solar panels to Complete Solaria. The transaction closed on October 6, 2023. Under the terms of the Disposal Agreement, Maxeon agreed to acquire the identified assets and certain employees of Complete Solaria for an aggregate purchase price consisting of 1,100,000 Maxeon Common Shares (the “Disposal Transaction”).

As part of the Disposal Transaction, we determined that the criteria were met for held for sale and discontinued operations classification as of the end of our third fiscal quarter as the divestiture represents a strategic shift in our business. We recorded an impairment of $147.5 million associated with the recording of the assets as held for sale during the thirty-nine weeks ended October 1, 2023 and loss on disposal of $1.8 million during the fourth quarter.

Below, we have discussed our historical results of continuing operations, which excludes our product revenues and related metrics, as all results of operations associated with the solar panel business have been presented as discontinued operations, unless otherwise noted.

Key Financial Definitions/Components of Results of Operations

Revenues

We generate revenue by providing customer solar solutions through a standardized platform to our residential solar providers and companies to facilitate the sale and installation of solar energy systems. Our contracts consist of two performance obligations, which include solar installation services and post-installation services that are performed prior to inspection by the authority having jurisdiction. The significant majority of our revenue is recognized at a point in time upon the completion of the installation and the remainder is recognized upon inspection. Revenue is recognized net of a reserve for the performance guarantee of solar output.

We enter into three types of customer contracts for solar energy installations. The majority of our revenue is recognized through contracts where the homeowner enters into a power purchase agreement with our distribution partner. We perform the solar energy installation services on behalf of our distribution partner, who owns the solar energy system upon installation. Additionally, we enter into a Solar Purchase and Installation Agreement directly with homeowners, whereby the homeowner either pays cash or obtains financing through a third-party loan partner. In cash contracts with homeowners, we recognize revenue based on the price we charge to the homeowner. We record revenue in the amount received from the financing partner, net of any financing fees charged to the homeowner, which we consider to be a customer incentive.

As part of our revenue, we also enter into contracts to provide our software enhanced service offerings, including design and proposal services, to customers that include solar installers and solar sales organizations. We perform these leveraging our HelioQuoteTM platform and other software tools to create computer aided drawings, structural letters, and electrical reviews for installers and proposals for installers. We charge a fixed fee per service offering, which we recognize in the period the service is performed.

Operating Expenses

Cost of Revenues

Cost of revenues consists primarily of the cost of solar energy systems, and installation and other subcontracting costs. Cost of revenue also includes associated warranty costs, shipping and handling, allocated overhead costs, depreciation, and amortization of internally developed software.

Sales Commissions

Sales commissions are direct and incremental costs of obtaining customer contracts. These costs are paid to third-party vendors who source residential customer contracts for the sale of solar energy systems.

Sales and Marketing

Sales and marketing expenses primarily consist of personnel related costs, including salaries and employee benefits, stock-based compensation, and other promotional and advertising expenses. We expense certain sales and marketing, including promotional expenses, as incurred.

General and Administrative

General and administrative expenses consist primarily of personnel and related expenses for our employees, in our finance, research, engineering and administrative teams including salaries, bonuses, payroll taxes, and stock-based compensation. It also consists of legal, consulting, and professional fees, rent expenses pertaining to our offices, business insurance costs and other costs. We expect an increase in audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations, and other costs associated with being a public company.

Interest Expense

Interest expense primarily relates to interest expense on the issuance of debt and convertible notes and the amortization of debt issuance costs.

Other Income (Expense), Net

Other income (expense), net consists of changes in the fair value of our convertible notes, the impact of debt extinguishment, and changes in the fair value of stock warrant liabilities and forward purchase agreements.

Income Tax Expense

Income tax expense primarily consists of income taxes in certain foreign and state jurisdictions in which we conduct business.

Supply Chain Constraints and Risk

We rely on a small number of suppliers of solar energy systems and other equipment. If any of our suppliers was unable or unwilling to provide us with contracted quantities in a timely manner at prices, quality levels and volumes acceptable to us, we would have very limited alternatives for supply, and we may not be able find suitable replacements for our customers, or at all. Such an event could materially adversely affect our business, prospects, financial condition and results of operations.

In addition, the global supply chain and our industry have experienced significant disruptions in recent periods. We have seen supply chain challenges and logistics constraints increase, including shortages of panels, inverters, batteries and associated component parts for inverters and solar energy systems available for purchase, which materially impacted our results of operations. In an effort to mitigate unpredictable lead times, we experienced substantial build up in inventory on hand commencing in early 2022 in response to global supply chain constraints. In certain cases, this has caused delays in critical equipment and inventory, longer lead times, and has resulted in cost volatility. These shortages and delays can be attributed in part to the COVID-19 pandemic and resulting government action, as well as broader macroeconomic conditions and have been exacerbated by the ongoing conflicts in Ukraine and Israel. While we believe that a majority of our suppliers have secured sufficient supply to permit them to continue delivery and installations through the end of 2023, if these shortages and delays persist into 2024, they could adversely affect the timing of when battery energy storage systems can be delivered and installed, and when (or if) we can begin to generate revenue from those systems. If any of our suppliers of solar modules experienced disruptions in the supply of the modules’ component parts, for example semiconductor solar wafers or investors, this may decrease production capabilities and restrict our inventory and sales. In addition, we have experienced and are experiencing varying levels of volatility in costs of equipment and labor resulting in part from disruptions caused by general global economic conditions. While inflationary pressures have resulted in higher costs of products, in part due to an increase in cost of the materials and wage rates, these additional costs have been offset by the related rise in electricity rates.

We cannot predict the full effects the supply chain constraints will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. Given the dynamic nature of these circumstances on our ongoing business, results of operations and overall financial performance, the full impact of macroeconomic factors, including the conflicts in Ukraine and Israel, cannot be reasonably estimated at this time. In the event we are unable to mitigate the impact of delays or price volatility in solar energy systems, raw materials, and freight, it could materially adversely affect our business, prospects, financial condition and results of operations. For additional information on risk factors that could impact our results, please refer to “Risk Factors” located elsewhere in this prospectus.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. In many instances, we could have reasonably used different accounting estimates, and in other instances, changes in the accounting estimates are reasonably likely to occur from period-to-period. Actual results could differ significantly from our estimates. Our future financial statements will be affected to the extent that our actual results materially differ from these estimates. For further information on all of our significant accounting policies, see Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements included elsewhere in this prospectus.

We believe that policies associated with our revenue recognition, product warranties, inventory excess and obsolescence and stock-based compensation have the greatest impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

Revenue Recognition

We recognize revenue when control of goods or services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

Revenue – Solar Energy System Installations

The majority of our revenue is generated from the installation of solar energy systems. We identify two performance obligations, which include installation services and post-installation services, and we recognize revenue when control transfers to the customer, upon the completion of the installation and upon the solar energy system passes inspection by the authority having jurisdiction, respectively. We apply judgment in allocating the transaction price between the installation and post-installation performance obligations, based on the estimated costs to perform our services. Changes in such estimates could have a material impact on the timing of our revenue recognition.

Our contracts with customers generally contain a performance guarantee of system output, and we will issue payments to customers if output falls below contractually stated thresholds over the performance guarantee period, which is typically 10 years. We apply judgment in estimating the reduction in revenue associated with the performance guarantee, which is historically not material. However, due to the long-term nature of the guarantee, changes in future estimates could have a material impact on the estimate of our revenue reserve.

Revenue – Software Enhanced Services

We recognize revenue from software enhanced services, which include proposals generated from our HelioQuoteTM platform and design services performed using internally developed and external software applications. We contract with solar installers to generate proposals and we contract with solar sales entities to perform design services for their potential customers. Under each type of customer contract, we generate a fixed number of proposals or designs for the customer in the month the services are contracted. Contracts with customers are enforceable on a month-to-month basis and we recognize revenue each month based on the volume of services performed.

Product Warranties

We typically provide a 10-year, warranty on our solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by our performance. For solar panel sales, recognized prior to the Disposal Transaction we provide a 30-year warranty that the products will be free from defects in material and workmanship. We record a liability for estimated future warranty claims based on historical trends and new installations. To the extent that warranty claim behavior differs from historical trends, we may experience a material change in our warranty liability.

Inventory Excess and Obsolescence

Our inventory consists of completed solar energy systems and related components, which we classify as finished goods. We record a reserve for inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, component cost trends, demand forecasts, historical revenues, and assumptions about future demand and market conditions. We apply judgment in estimating the excess and obsolete inventory, and changes in demand for our inventory components could have a material impact on our inventory reserve balance.

Stock-Based Compensation

We recognize stock-based compensation expense over the requisite service period on a straight-line basis for all stock-based payments that are expected to vest to employees, non-employees and directors, including grants of employee stock options and other stock-based awards. Equity-classified awards issued to employees, non-employees such as consultants and non-employee directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, we estimate grant-date fair value of stock options using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock prior to the Business Combination, the expected term of the option the expected volatility of the price of our common stock and expected dividend yield. We determine these inputs as follows:

•	Expected Term - Expected term represents the period that our stock-based awards are expected to be outstanding and is determined using the simplified method.

•	Expected Volatility - Expected volatility is estimated by studying the volatility of comparable public companies for similar terms.

•	Expected Dividend -The Black-Scholes valuation model calls for a single expected dividend yield as an input. We have never paid dividends and have no plans to pay dividends.

•

Risk-free Interest Rate - We derive the risk-free interest rate assumption from the U.S. Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

•	Forfeitures - We recognize forfeitures as they occur.

If any assumptions used in the Black-Scholes option pricing model change significantly, stock-based compensation for future awards may differ materially compared to the awards granted previously. For the thirty-nine weeks ended October 1, 2023, stock-based compensation expense was $4.2 million, of which $1.8 million, related to discontinued operations. As of October 1, 2023, we had approximately $16.6 million of total unrecognized stock-based compensation expense related to stock options.

Recent Accounting Pronouncements

A discussion of recently issued accounting standards applicable to Complete Solaria is described in Note 2, Summary of Significant Accounting Policies in the Notes to Financial Statements and Note 2, Summary of Significant Accounting Policies in the Notes to Unaudited Condensed Consolidated Financial Statements.

Results of Operations

Thirteen weeks ended October 1, 2023 compared to three months ended September 30, 2022

The following table sets forth our unaudited statements of operations data for the thirteen weeks ended October 1, 2023 and the three months ended September 30, 2022, respectively. We have derived this data from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

(in thousands)	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	$ Change	% Change
Revenues	$24,590	$12,260	$12,330	101%
Cost of revenues(1)	18,354	8,266	10,088	122%

Gross profit	6,236	3,994	2,242	56%
Gross margin %	25%	33%
Operating expenses:
Sales commissions	8,755	3,572	5,183	145%
Sales and marketing(1)	2,214	1,604	610	38%
General and administrative(1)	6,345	2,027	4,318	213%

Total operating expenses	17,314	7,203	10,111	140%

Loss from operations	(11,078)	(3,209)	(7,869)	245%
Interest expense(2)	(1,902)	(941)	(961)	102%
Interest income	9	—	9	—
Other income (expense), net(3)	(38,003)	4	(38,007)	*

Loss from continuing operations before taxes	(50,974)	(4,146)	(46,828)	*
Income tax benefit (provision)	1	—	1	—

Net loss from continuing operations	(50,973)	(4,146)	(46,827)	*
Loss on discontinued operations, net of tax	(155,909)	—	(155,909)	*

Net loss	$(206,882)	$(4,146)	$(202,736)	*

*	Percentage change not meaningful

(1)	Includes stock-based compensation expense as follows (in thousands):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022
Cost of revenues	$20	$1
Sales and marketing	143	37
General and administrative	1,416	47

Total stock-based compensation expense	$1,579	$85

(2)	Includes interest expense to related party of $0.1 million and zero during the thirteen weeks ended October 1, 2023 and the three months ended September 30, 2022, respectively.

(3)	Includes other income (expense), net from related parties of $36.9 million and zero during the thirteen weeks ended October 1, 2023 and the three months ended September 30, 2022, respectively.

Revenues

We disaggregate our revenues based on the following types of services (in thousands):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	$ Change	% Change
Solar energy system installations	$23,915	$11,120	$12,795	115%
Software enhanced services	675	1,140	(465)	(41)%

Total revenue	$24,590	$12,260	$12,330	101%

Revenues from solar energy system installations for the thirteen weeks ended October 1, 2023 was $23.9 million compared to $11.1 million for the three months ended September 30, 2022. The increase in solar energy system installation revenues of $12.8 million was primarily due to an increase in the volume of solar energy system installations, as well as an increase in average selling price of solar energy system installations.

Revenues from software enhanced services for the thirteen weeks ended October 1, 2023 was $0.7 million compared to $1.1 million for the three months ended September 30, 2022. The decrease of $0.5 million was the result of a shift in focus towards solar energy installations.

Cost of Revenues

Cost of revenues for the thirteen weeks ended October 1, 2023 was $18.4 million compared to $8.3 million for the three months ended September 30, 2022. The increase in cost of revenues of $10.1 million, or 122%, was primarily due to the increase in revenue of 101%, coupled with rising costs associated with supply chain constraints, and a small increase in excess and obsolete inventory reserves.

Gross Margin

Gross margin decreased 8% year over year, from 33% for the three months ended September 30, 2022 to 25% for the thirteen weeks ended October 1, 2023. The decrease in gross margin was primarily attributed to the increasing cost of revenues as described above.

Sales Commissions

Sales commissions for the thirteen weeks ended October 1, 2023 was $8.8 million compared to $3.6 million for the three months ended September 30, 2022. The increase of $5.2 million, or 145%, was primarily due to the increase in revenue of 101%.

Sales and Marketing

Sales and marketing expense for the thirteen weeks ended October 1, 2023 increased by $0.6 million, or 38%, compared to the three months ended September 30, 2022. The increase is attributable to an increase of $0.3 million in related to office and operating related expenses, an increase of $0.1 million in travel related expenses, an increase of $0.1 million in stock-based compensation expenses due to options issued during the thirteen weeks ended October 1, 2023, and an increase of $0.1 million in outside services, offset by decrease in payroll of $0.1 million.

General and Administrative

General and administrative costs for the thirteen weeks ended October 1, 2023 increased by $4.3 million, or 213%, compared to the three months ended September 30, 2022. The increase was primarily attributed to increase in payroll of $1.7 million, increase of $1.0 million in stock-based compensation expenses due to options and RSUs issued in the thirteen weeks ended October 1, 2023, increase in travel costs of $0.5 million, increase in office occupancy related costs of $0.5 million, and increases in contractors and outside services costs of $0.4 million related to the Mergers.

Interest Expense

Interest expense for the thirteen weeks ended October 1, 2023 increased by $1.0 million, or 102%, compared to the three months ended September 30, 2022. The increase was primarily attributed $0.5 million of interest related to debt acquired as part of the acquisition of Solaria in November 2022, which was retained upon the divestiture from the business, as well as an increase of $0.3 million in interest expense related to the convertible notes and long-term debt in CS Solis for the thirteen weeks ended October 1, 2023.

Other Income (Expense), Net

Other income (expense), net for the thirteen weeks ended October 1, 2023 increased by $38.0 million compared to the three months ended September 30, 2022. The increase was primarily attributed to an increase of $35.5 million in other expense related to the issuance of common stock in connection with the FPAs, the loss on extinguishment of debt in CS Solis of $10.3 million, an increase of $6.7 million in other expense associated with the change in fair value of the FPAs, and an increase of $2.4 million driven by Company’s issuance of bonus shares in connection with the Mergers, offset by decreases in the fair value of the Company’s warrant liabilities of $16.9 million.

Net Loss from Continuing Operations

As a result of the factors discussed above, our net loss from continuing operations for the thirteen weeks ended October 1, 2023 was $51.0 million, an increase of $46.8 million, as compared to a net loss from continuing operations of $4.1 million for the three months ended September 30, 2022.

Loss of Discontinued Operations, Net of Tax

As a result of the disposition of the Solaria business as described above, we recognized a loss on discontinued operations of $155.9 million for the thirteen weeks ended October 1, 2023. Loss on discontinued operations was comprised of revenues of $3.8 million, offset by cost of revenues of $4.1 million, selling and marketing expenses of $2.4 million, general and administrative expenses of $5.7 million, and impairment of goodwill and intangible assets assigned to Solaria of $119.4 million and $28.1 million, respectively.

Thirty-nine weeks ended October 1, 2023 compared to nine months ended September 30, 2022

The following table sets forth our unaudited statements of operations data for the thirty-nine weeks ended October 1, 2023 and the nine months ended September 30, 2022, respectively. We have derived this data from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

(In thousands)	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022	$ Change	% Change
Revenues	$66,887	$48,974	$17,913	37%
Cost of revenues(1)	51,788	33,792	17,996	53%

Gross profit	15,099	15,182	(83)	(1%)
Gross margin %	23%	31%
Operating expenses:
Sales commissions	23,221	15,694	7,527	48%
Sales and marketing(1)	5,216	4,607	609	13%
General and administrative(1)	22,965	6,194	16,771	271%

Total operating expenses	51,402	26,495	24,907	94%

Loss from operations	(36,303)	(11,313)	(24,990)	221%
Interest expense(2)	(8,870)	(2,672)	(6,198)	232%
Interest income	26	—	26	—
Other income (expense), net(3)	(28,302)	3,180	(31,482)	*

Loss from continuing operations before income taxes	(73,449)	(10,805)	(62,644)	580%
Income tax benefit (provision)	1	(4)	5	(125%)

Net loss from continuing operations	(73,448)	(10,809)	(62,639)	*
Loss on discontinued operations, net of tax	(168,458)	—	(168,458)	*

Net loss	$(241,906)	$(10,809)	$(237,097)	*

*	Percentage change not meaningful

(1)	Includes stock-based compensation expense as follows:

(In thousands)	Thirty-Nine Weeks ended October 1, 2023	Nine Months Ended September 30, 2022
Cost of sales	$51	$6
Sales and marketing	337	91
General and administrative	1,933	120

Total stock-based compensation expense	$2,321	$217

(2)	Includes interest expense to related party of $0.4 million and $0.1 million during the thirty-nine weeks ended October 1, 2023 and the nine months ended September 30, 2022, respectively.
(3)

Includes other income (expense), net from related parties of $36.9 million and $1.4 million during the thirty-nine weeks ended October 1, 2023 and the nine months ended September 30, 2022, respectively.

Revenues

We disaggregate our revenues based on the following types of services:

(In thousands)	Thirty-Nine Weeks ended October 1, 2023	Nine Months Ended September 30, 2022	$ Change	% Change
Solar energy system installations	$64,511	$46,214	$18,297	40%
Software enhanced services	2,376	2,760	(384)	(14%)

Total service revenues	$66,887	$48,794	$17,913	37%

Revenues from solar energy system installations for the thirty-nine weeks ended October 1, 2023 was $64.5 million compared to $46.2 million for the nine months ended September 30, 2022. The increase in solar energy system installation revenues of $18.3 million, or 40%, was primarily due to an increase in the volume of solar energy systems installations, a portion of which related to the fulfillment of delayed installations experienced in the first quarter of 2023 due to unusual inclement California weather, as well as an increase in average selling price of solar energy system installations.

Revenues from software enhanced services for the thirty-nine weeks ended October 1, 2023 was $2.4 compared to $2.8 million for the nine months ended September 30, 2022. The decrease of $0.4 million was the result of a shift in focus towards solar energy installations.

Cost of Revenues

Cost of revenues for the thirty-nine weeks ended October 1, 2023 was $51.8 million compared to $33.8 million for the nine months ended September 30, 2022. The increase in cost of revenues of $18.0 million, or 53%, was primarily due to the increase in revenues of 37%, coupled with rising costs associated with supply chain constraints.

Gross Margin

Gross margin decreased 8% year over year, from 31% for the nine months ended September 30, 2022 to 23% for the thirty-nine weeks ended October 1, 2023. The decrease in gross margin is primarily attributed to increasing cost of revenues as described above.

Sales Commissions

Sales commissions for the thirty-nine weeks ended October 1, 2023, increased by $7.5 million, or 48%, compared to the nine months ended September 30, 2022. The increase in sales commissions is primarily due to the increase in solar system installation revenue of 40%.

Sales and Marketing

Sales and marketing expense for the thirty-nine weeks ended October 1, 2023 increased by $0.6 million, or 13%, compared to the nine months ended September 30, 2022. The increase is primarily attributable to an increase of $0.4 million in office and operating related expense, increase of $0.2 million in stock-based compensation expenses due to options issued in the thirty-nineteen weeks ended October 1, 2023, an increase of $0.2 million in outside services, and an increase of $0.1 million in travel related expenses, offset by decrease in payroll of $0.4 million.

General and Administrative

General and administrative costs for the thirty-nine weeks ended October 1, 2023 increased by $16.8 million, or 271%, compared to the nine months ended September 30, 2022. The increase was primarily attributed to increases in contractors and outside services costs of $6.6 million related to the Business Combination, increase in payroll of $3.9 million, an increase in bad debt expense of $3.4 million, increase of $1.8 million in stock-based compensation expenses due to options and RSUs issued, and increase in office occupancy related costs of $1.1 million for the thirty-nine weeks ended October 1, 2023.

Interest Expense

Interest expense for the thirty-nine weeks ended October 1, 2023 increased by $6.2 million, or 232%, compared to the nine months ended September 30, 2022. The increase was primarily attributed $4.6 million of interest related to debt acquired as part of the acquisition of Solaria in November 2022, which was retained upon the divestiture from the business, as well as an increase of $1.4 million in interest expense related to the convertible notes and long-term debt in CS Solis for the thirty-nine weeks ended October 1, 2023.

Other Income (Expense), Net

Other income (expense), net for the thirty-nine weeks ended October 1, 2023 increased by $31.5 million compared to the nine months ended September 30, 2022. The increase was primarily attributed to an increase of $35.5 million in other expense related to the issuance of common stock in connection with the FPAs, the loss on extinguishment of debt in CS Solis of $10.3 million, an increase of $6.7 million in other expense associated with the change in fair value of FPAs, an increase of $2.4 million driven by Company’s issuance of bonus shares in connection with the Business Combination, and $3.2 million related to the conversion of convertible debts and SAFE agreements in March 2022, offset by decreases in the change in fair value of the Company’s warrant liabilities of $26.5 million.

Net Loss from Continuing Operations

As a result of the factors discussed above, our net loss from continuing operations for the thirty-nine weeks ended October 1, 2023 was $73.4 million, an increase of $62.6 million, as compared to a net loss from continuing operations of $10.8 million for the nine months ended September 30, 2022.

Loss of Discontinued Operations, Net of Tax

As a result of the disposition of the Solaria business as described above, we recognized a loss on discontinued operations of $168.5 million for the thirty-nine weeks ended October 1, 2023. Loss on discontinued operations was comprised of revenues of $29.0 million, offset by cost of revenues of $30.6 million, selling and marketing expenses of $6.8 million, general and administrative expenses of $12.6 million, and impairment of goodwill and intangible assets assigned to Solaria of $119.4 million and $28.1 million, respectively.

Results of Operations

Year ended December 31, 2022 compared to year ended December 31, 2021

The following table sets forth our unaudited statements of operations data for the years ended December 31, 2022 and 2021, respectively. We have derived this data from our audited annual financial statements included elsewhere in this prospectus. This information should be read in conjunction with our audited annual financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

	Years Ended December 31
(In thousands)	2022	2021	$ Change	% Change
Revenues	$66,475	$68,816	$(2,341)	(3%)
Cost of revenues(1)	46,647	40,123	6,524	16%

Gross profit	19,828	28,693	(8,865)	(31%)
Gross margin %	30%	42%
Operating expenses:
Sales commissions	21,195	25,061	(3,866)	(15%)
Sales and marketing(1)	6,156	5,179	977	19%
General and administrative(1)	13,634	5,780	7,854	136%

Total operating expenses	40,985	36,020	4,965	14%

Loss from operations	(21,157)	(7,327)	(13,830)	189%
Interest expense(2)	(4,986)	(1,712)	(3,274)	191%
Interest income	5	—	5	100%
Other income (expense), net(3)	(1,858)	(240)	(1,618)	*

Loss from continuing operations before income taxes	(27,996)	(9,279)	(18,717)	202%
Income tax benefit (provision)	(27)	(3)	(24)	*

Net loss from continuing operations	(28,023)	(9,282)	(18,741)	202%
Loss on discontinued operations, net of tax	(1,454)	—	(1,454)	*

Net loss	$(29,477)	$(9,282)	$(20,195)	*

*	Percentage change not meaningful
(1)	Includes stock-based compensation expense as follows (in thousands):

	Years Ended December 31,
	2022	2021
Cost of sales	$22	$19
Sales and marketing	168	68
General and administrative	243	113

Total stock-based compensation expense	$433	$200

(2)	Includes interest expense to related parties of $0.3 million and $0.7 million during the year ended December 31, 2022 and 2021, respectively
(3)	Includes other income from related parties of $1.4 million, and zero during the years ended December 31, 2022 and 2021, respectively.

Revenues

The Company disaggregates its revenues based on the following types of services:

	Years Ended December 31,		Change $	Change %
(In thousands)	2022	2021
Solar energy system installations	$62,896	$66,958	$(4,062)	(6%)
Software enhanced services	3,579	1,858	1,721	93%

Total revenues	$66,475	$68,816	$(2,341)	(3%)

Revenues from solar energy system installations for the year ended December 31, 2022 was $62.9 million compared to $67.0 million for the year ended December 31, 2021. The decrease in solar energy system installation revenues of $4.1 million is primarily due to constraints on the supply of solar panels available to purchase for fulfillment of our customer contracts. These supply constraints resulted from economic sanctions such as the Dec 21, 2021 Uyghur Forced Labor Prevention Act and supplier reactions to the Auxin Solar Tariff Petition. Without the necessary equipment to fulfill customer contracts, our projects were pushed into subsequent quarters.

Revenues from software enhanced services for the year ended December 31, 2022 was $3.6 million compared to $1.9 million for the year ended December 31, 2021. The increase in software enhanced services revenues is primarily due to increased sales and marketing for proposal and design services.

Cost of Revenues

Cost of revenues for the year ended December 31, 2022 was $46.6 million compared to $40.1 million for the year ended December 31, 2021. The increase of cost of revenues of $6.5 million was primarily driven by an increase in the reserve for excess and obsolete inventory of $3.6 million, an increase in warranty costs of $0.9 million and the effect of increasing materials prices for our solar energy systems. The increase in the reserve was a result of a substantial build up in inventory on hand commencing in early 2022 in response to global supply chain constraints, a general product shift relating to market demand for higher voltage solar panels, and certain inventory management adjustments associated with inventories maintained by inactive installers.

Gross Margin

Gross margin decreased 12% year over year, from 42% for the year ended December 31, 2021 to 30% for the year ended December 31, 2022. The decrease in margin is primarily due to the increases in cost of revenues as described above.

Sales Commissions

Sales commission decreased by $3.8 million, or 15%, from $25.0 million in the year ended December 31, 2021 to $21.2 million in the year ended December 31, 2022. The decrease in commissions is due to the diversification of our sales partner channels to deliver greater services and value it is able to capture more contribution margin by reducing sales commissions.

Sales and Marketing

Sales and marketing expense increased by $1.0 million, or 19%, from $5.2 million in the year ended December 31, 2021 to $6.2 million in the year ended December 31, 2022. The increase was due to an increase in personnel-related costs.

General and Administrative

General and administrative expense increased by $7.9 million, or 136%, from $5.8 million in the year ended December 31, 2021 to $13.6 million in the year ended December 31, 2022. The increase was primarily attributed outside services for finance and legal costs of $3.5 million related to the Mergers, an increase in bad debt expense of $1.7 million, an increase in payroll related costs of $1.3 million, an increase in office and occupancy related costs due to new offices for $0.8 million, an increase in, and an increase in stock-based compensation for $0.5 million.

Interest Expense

Interest expense increased by $3.3 million, or 191%, from $1.7 million in the year ended December 31, 2021 to $5.0 million in the year ended December 31, 2022. The increase was primarily attributed to accretion of $2.4 million and the amortization of issuance costs of $1.2 million related to long term debt in CS Solis LLC that occurred in February of 2022 and a $0.2 million increase in interest expense related to the 2022 Convertible Notes. The increase was offset by a $0.8 million reduction in interest expense, as we repaid or converted debt instruments in February 2022, which were outstanding during 2021.

Other Income (Expense), Net

Other income (expense), net increased by $1.6 million, or 674%, from $0.2 million in the year ended December 31, 2021 to $1.8 million in the year ended December 31, 2022. The increase was primarily attributed to an increase in the fair value of preferred stock warrants of $5.2 million, partially offset by a gain on the extinguishment of our convertible debt and safe agreements in March 2022 of $3.2 million.

Net Loss from Continuing Operations

As a result of the factors discussed above, our net loss for the year ended December 31, 2022 was $28.0 million, an increase of $18.7 million, or 202%, as compared to $9.3 million for the year ended December 31, 2021.

Loss of Discontinued Operations, Net of Tax

As a result of the disposition of the Solaria business as described above, we recognized a loss on discontinued operations of $1.5 million for the year ended December 31, 2022. Loss on discontinued operations was comprised of revenues of $13.3 million, offset by cost of revenues of $12.9 million, selling and marketing expenses of $1.3 million and general and administrative expenses of $0.6 million.

Year ended December 31, 2021 compared to year ended December 31, 2020

The following table sets forth our statement of operations data for 2021 and 2020. We have derived this data from our audited annual financial statements included elsewhere in this prospectus. This information should be read in conjunction with our audited annual financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

	Years Ended December 31
(In thousands)	2021	2020	$ Change	% Change
Revenues	$68,816	$29,378	$39,438	134%
Cost of revenues(1)	40,123	17,097	23,026	135%

Gross profit	28,693	12,281	16,412	134%
Gross margin %	42%	42%
Operating expenses:
Sales commissions	25,061	10,410	14,651	141%
Sales and marketing(1)	5,179	3,185	1,994	63%
General and administrative(1)	5,780	3,801	1,979	52%

Total operating expenses	36,020	17,396	18,624	107%

Loss from operations	(7,327)	(5,115)	(2,212)	43%
Interest expense(2)	(1,712)	(523)	(1,189)	227%
Interest income	—	—	—	—
Other income (expense), net	(240)	(41)	(199)	485%

Loss from continuing operations before income taxes	(9,279)	(5,679)	(3,600)	63%
Income tax benefit (provision)	(3)	(3)	—	0%

Net loss from continuing operations	$(9,282)	$(5,682)	$(3,600)	63%

(1)	Includes stock-based compensation expense as follows:

	Years Ended December 31,
(In thousands)	2021	2020
Cost of sales	$19	$8
Sales and marketing	68	37
General and administrative	113	64

Total stock-based compensation expense	$200	$109

(2)	Includes interest expense to related party of $0.7 million and $0.2 million during the years ended December 31, 2021 and 2020, respectively.

Revenues

Total revenue for the year ended December 31, 2021 was $68.8 million which compares with total revenue of $29.4 million for the year ended December 31, 2020. The increase in 2021 revenue is significantly impacted by the change in the business coming out of the COVID-19 pandemic. Solar revenue (including the installation and completion of solar systems) increased by $37.0 million. The increase is driven primarily by the volume of transactions in 2021. Other revenues, including design services and proposal services, increased by $1.6 million, the increase in revenues is driven by greater internal focus on performing such services in 2021.

Cost of Revenues

Cost of revenues for the year ended December 31, 2021 was $40.1 million compared to $17.1 million for the year ended December 31, 2020. The 135% increase in cost of revenue for the year ended December 31, 2021 over for the year ended December 31, 2020 grew proportionately with the increase in revenue during the same comparable periods, as well as slight increase in raw material costs.

Gross Profit

Our gross profits for the year ended December 31, 2021 increased by $16.4 million, or 134%, as compared to the year ended December 31, 2020. Gross margins of 42% remained flat year-over-year.

Sales Commission

Sales commissions for the year ended December 31, 2021 increased by $14.7 million, or 141%, compared to the year ended December 31, 2020. The increase in sales commissions expenses is primarily attributable to a corresponding increase of 134% in revenue.

Sales and Marketing

Sales and marketing expense for the year ended December 31, 2021 increased by $2.0 million, or 63%, compared to the year ended December 31, 2020. The increase was primarily attributable to an increase of $1.4 million in personnel-related expenses as a result of increased headcount in our sales and marketing organization, $0.2 million increase in office supplies, and $0.1 million increase in due and subscription expense.

General and Administrative

General and administrative expense for the year ended December 31, 2021 increased by $2.0 million, or 52%, compared to the year ended December 31, 2020. The increase was primarily attributable to an increase of $0.5 million in accounting, legal, and other contract labor costs, $0.3 million in personnel-related expenses, as a result of increased headcount, $0.2 million increase in office and occupancy related costs, $0.2 million increase in customer support, $0.2 million increase in amortization of internal software, a $0.1 million increase in stock-based compensation expense related to additional stock-based awards granted in fiscal year 2022, and a $0.1 million increase in recruitment and reallocation expenses.

Interest Expense

Interest expense for the year ended December 31, 2021 increased by $1.2 million, or 227%, compared to the year ended December 31, 2020. The increase is attributable to a $0.6 million increase in interest expense related to amortization of debt discount primarily due to the 2020-A and 2021-A notes, a $0.3 million increase in interest expense related to our SVB operating loan, and a $0.3 million increase in financing costs associated with a 2021 short-term bridge loan.

Other Income (Expense), Net

Other income (expense), net for the year ended December 31, 2021 increased by $0.2 million, or 485%, compared to the year ended December 31, 2020. The increase was primarily due to increase of $1.3 million related to the fair value measurement of the SAFEs, $0.3 million related to revaluation of derivative liabilities of 2019-A 2020-A and 2021-A notes, and $0.3 million related to fair value remeasurement of Series B and Series C preferred stock warrants. These expenses were partially offset by other income relating to PPP loan forgiveness of approximately $1.7 million.

Net Loss from Continuing Operations

As a result of the factors discussed above, our net loss from continuing operations for the year ended December 31, 2021 was $9.3 million, an increase of $3.6 million, or 63%, as compared to $5.7 million for the year ended December 31, 2020.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through sales of equity securities, issuance of convertible notes and cash generated from operations. Our principal uses of cash in recent periods have been funding our operations and investing in capital expenditures. As of October 1, 2023, our principal sources of liquidity were cash and cash equivalents of $1.7 million, which were held for working capital purposes. Our cash equivalents are on deposit with major financial institutions. Our cash position raises substantial doubt regarding our ability to continue as a going concern for twelve months following the issuance of the condensed consolidated financial statements.

We will receive the proceeds from any cash exercise of any Warrants. The aggregate amount of proceeds could be up to $254.1 million if all the Warrants are exercised for cash. However, to the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Private Warrants and Working Capital Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants and the Merger Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity. As of December 21, 2023, the price of our common stock was $1.52 per share. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. If the market price for our common stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise. We do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.

The Resale Securities represent a substantial percentage of our shares of outstanding commons stock. The number of Resale Securities exceeds the number of shares of common stock constituting our public float, and represents approximately 190% of our public float and approximately 105% of outstanding common stock (after giving effect to the issuance of shares of common stock upon exercise of the Warrants) as of December 21, 2023. Any of these resales, or the perception in the market that the holders of a large number of shares intend to resell shares, could cause the market price of our shares of common stock to decline or increase the volatility in the market price of our shares of common stock.

Given the substantial number of shares of common stock being registered for potential resale by the selling securityholders pursuant to this prospectus, the sale of Resale Securities by the selling securityholders, or the perception in the market that the selling securityholders intend to sell a large number of shares, could increase the volatility of the market price of common stock or result in a significant decline in the public trading price of our common stock.

While we received cash of $19.8 million from the completion of the Business Combination in July 2023, and despite results of the closing of the Disposal Transaction and our recent cost cutting measures, additional capital infusion will be necessary in order to fund planned operations while meeting obligations as they come due. It is currently unlikely that warrant holders will exercise their warrants based on the current price of our common stock, and additional financing is required from outside sources. We may not be able to raise it on terms acceptable to us or at all. If we are not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely.

Debt Financings

2018 Bridge Notes

In December 2018, Solaria Corporation issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice of the face value of the notes at maturity. The 2018 Notes were assumed in the acquisition by Complete Solaria and are secured by substantially all of the assets of Complete Solaria. In 2021, the 2018 Notes were amended extending the maturity date to December 13, 2022. In connection with the 2021 amendment, Solaria had issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria. The warrants were exercisable immediately in whole or in part at and expire on December 13, 2031. As part of the merger with Complete Solar, all the outstanding warrants issued to the lenders were assumed by the parent company, Complete Solaria.

In December 2022, we entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2022 to December 13, 2023. In connection with the amendment, the notes will continue to bear interest at 8% per annum and are entitled to an increased repayment premium from 110% to 120% of the principal and accrued interest at the time of repayment.

The Company concluded that the modification was a troubled debt restructuring as the Company was experiencing financial difficulty and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the Solaria Bridge Notes on the date of modification, the modification was accounted for prospectively. The incremental repayment premium is being amortized to interest expense using the effective interest rate method. As of October 1, 2023 and December 31, 2022, the carrying value of the 2018 Notes was $10.7 million and $9.8 million, respectively. Interest expense recognized for the thirty-nine weeks ended October 1, 2023 was $1.0 million.

SCI Term Loan and Revolver Loan

In October 2020, Solaria entered into a loan agreement (“Loan Agreement”) with Structural Capital Investments III, LP (“SCI”). The Loan Agreement with SCI comprises of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing. The Term Loan was repaid prior to the acquisition of Solaria by Complete Solar and was not included in the business combination.

The Revolving Loan has a term of thirty-six months, principal repayments at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. Interest expense recognized for the thirty-nine weeks ended October 1, 2023 was $0.5 million. In October 2023, the Company entered into an Assignment and Acceptance Agreement whereby Structural Capital Investments III, LP assigns the SCI debt to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, Kline Hill Partners Opportunity IV SPV LLC, and Rodgers Massey Revocable Living Trust for a total purchase price of $5.0 million, as discussed in Note 22 – Subsequent Events of the accompanying notes to the unaudited condensed consolidated financial statements.

Secured Credit Facility

In December 2022, we entered into a secured credit facility agreement with Kline Hill Partners IV SPV LLC and Kline Hill Partners Opportunity IV SPV LLC. The secured credit facility agreement, which matures in April 2023, allows us to borrow up to 70% of the net amount of our eligible vendor purchase orders with a maximum amount of $10.0 million at any point in time. The purchase orders are backed by relevant customer sales orders which serve as collateral. The amounts drawn under the secured credit facility may be reborrowed provided that the aggregate borrowing does not exceed $20.0 million. The repayment under the secured credit facility is the borrowed amount multiplied by 1.15x if repaid within 75 days and borrowed amount multiplied by 1.175x if repaid after 75 days. We may prepay any borrowed amount without premium or penalty. Under the original terms, the secured credit facility agreement was due to mature in April 2023. We are in the process of amending the secured credit facility agreement to extend its maturity date.

At October 1, 2023, the outstanding net debt amounted to $11.7 million, including accrued financing cost of $4.1 million, compared to December 31, 2022, where the outstanding net debt amounted to $5.6 million, including accrued financing cost of $0.1 million.

Debt in CS Solis

In February 2022, we received an investment from CRSEF Solis Holdings, LLC (“CRSEF”). The investment was made pursuant to a subscription agreement, under which CRSEF contributed $25.6 million in exchange for 100 Class B Membership Units of CS Solis. The Class B Membership Units are mandatorily redeemable by us on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement. The Class B Membership Units accrue interest that is payable upon redemption at a rate of 10.5% which is accrued as an unpaid dividend, compounded annually, and subject to increases in the event we declare any dividends. In July 2023, we amended the debt of with CSREF as part of the closing of the Business Combination. The modification did not change the interest rate. The modification accelerates the redemption date of the investment, which was previously February 14, 2025, and is March 31, 2024 subsequent to the modification. As of October 1, 2023 and December 31, 2022, we have recorded a liability of $29.2 million and zero, respectively, included in short-term debt in CS Solis on the unaudited condensed consolidated balance sheets. As of October 1, 2023 and December 31, 2022, we have recorded a liability of zero and $25.2 million, respectively, included in net long-term debt in CS Solis on the unaudited condensed consolidated balance sheets. For the thirty-nine weeks ended October 1, 2023, we have recorded accretion of the liability as interest expense of $2.7 million, and we have recorded the amortization of issuance costs as interest expense of $0.7 million.

Cash Flows for the Thirty-Nine Weeks Ended October 1, 2023 and the Nine Months Ended September 30, 2022

The following table summarizes Complete Solaria’s cash flows from operating, investing, and financing activities for the thirty-nine weeks ended October 1, 2023 and the nine months ended September 30, 2022:

(in thousands)	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Net cash used in operating activities from continuing operations	$(47,152)	$(17,197)
Net cash used in investing activities from continuing operations	$(1,534)	$(1,048)
Net cash provided by financing activities from continuing operations	$45,575	$13,704

Cash Flows from Operating Activities

Net cash used in operating activities from continuing operations of $47.2 million for the thirty-nine weeks ended October 1, 2023 was primarily due to the net loss from continuing operations, net of tax of $73.4 million and net cash outflows of $18.8 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $45.1 million. Non-cash charges primarily consisted of $35.5 million for the issuance of common stock in connection with FPAs, $10.3 million loss on CS Solis debt extinguishment, $6.7 million change in fair value of FPAs, $4.3 million change in allowance for credit losses, $4.0 million interest expense, $2.5 million accretion of long-term debt in CS Solis, $2.4 million related to the issuance of bonus common stock shares in connection with the Business Combination $2.3 million of stock-based compensation expense, and $2.1 million relating to the change in reserve for excess and obsolete inventory, partially offset by a decrease in the fair value of warrant liabilities of $26.3 million. The main drivers of net cash inflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable, net of $11.8 million, an increase in prepaid expenses and other current assets of $8.3 million, an increase in inventory of $3.9 million, and a decrease in deferred revenue of $0.8 million, partially offset by an increase in accounts payable of $4.4 million, an increase in accrued expenses and other current liabilities of $1.6 million and a decrease in other noncurrent assets of $1.1 million.

Net cash used in operating activities from continuing operations of $17.2 million for the nine months ended September 30, 2022 was primarily due to the net loss from continuing operations, net of tax of $10.8 million and net cash outflows of $10.6 million from changes in operating assets and liabilities, adjusted for non-cash charges of $4.2 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in inventory of $5.0 million, an increase in accounts receivable, net of $3.0 million, a decrease in accrued expenses and other current liabilities of $2.1 million and a decrease in warranty provision, noncurrent of $0.6 million. Non-cash charges primarily consisted of a change in reserve for obsolete inventory of $3.1 million, accretion of long-term debt in CS Solis of $2.6 million, $0.7 million change in allowance for credit losses, and $0.5 million in depreciation and amortization expense, partially offset by a gain on extinguishment of convertible notes and SAFEs of $3.2 million.

The net increase in cash, cash equivalents and restricted cash from discontinued operations of $0.2 million for the thirty-nine weeks ended October 1, 2023 was entirely attributable to net cash provided by operating activities from discontinued operations. This increase was primarily due to the net loss from discontinued operations, net of tax of $168.5 million, adjusted for non-cash charges of $152.9 million and net cash inflows of $15.8 million from changes in our operating assets and liabilities. Non-cash charges primarily consisted of impairment of goodwill of $119.4 million, impairment of intangible assets of $28.1 million, depreciation and amortization expense of $2.4 million, stock-based compensation expense of $1.8 million and a $1.1 million change in allowance for credit losses. The main drivers of net cash inflows derived from the changes in operating assets and liabilities were related to a decrease in accounts receivable, net of $8.2 million an increase in accrued expenses and other current liabilities of $6.0 million, a decrease of long-term deposits of $2.8 million and a decrease in inventories of $2.3 million, partially offset by a decrease of $2.9 million in accounts payable.

Cash Flows from Investing Activities

Net cash used in investing activities of $1.5 million for the thirty-nine weeks ended October 1, 2023 was primarily due to additions to internal-use-software.

Net cash used in investing activities of $1.0 million for the nine months ended September 30, 2022 was due to additions to internal-use-software.

Cash Flows from Financing Activities

Net cash provided by financing activities of $45.6 million for the thirty-nine weeks ended October 1, 2023 was primarily due to $21.3 million in net proceeds from the issuance of convertible notes, $19.8 million in proceeds from the Business Combination and PIPE Financing and $14.1 million in net proceeds from the issuance of notes payable, partially offset by repayment of notes payable of $9.7 million.

Net cash provided by financing activities of $13.7 million for the nine months ended September 30, 2022 was primarily due to net proceeds from the issuance of long-term debt in CS Solis of $25.0 million, partially offset by repayment of notes payable of $9.5 million, payments for issuance of Series D redeemable convertible preferred stock of $1.3 million and the repayment of convertible notes payable to related parties of $0.5 million.

Cash Flows for the Years Ended December 31, 2022 and 2021

The following table summarizes Complete Solaria’s cash flows from operating, investing, and financing activities for the years ended December 31, 2022 and 2021:

	Years Ended December 31,
(in thousands)	2022	2021
Net cash used in operating activities from continuing operations	$(25,217)	$10,995
Net cash used in investing activities from continuing operations	$3,335	$(1,063)
Net cash provided by financing activities from continuing operations	$31,191	$16,895

Cash Flows from Operating Activities

Net cash used in operating activities from continuing operations of $25.2 million for the year ended December 31, 2022 was primarily due the net loss from continuing operations of $28.0 million, and net cash outflows of $11.2 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $13.8 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable of $9.7 million, and an increase in inventories of $4.9 million, and an decrease in prepaid expenses and other current assets of $1.6 million, partially offset by an increase in accounts as payable of $3.3 million and a decrease in prepaid expenses and other current assets of $1.2 million. Non-cash charges primarily consisted of $5.2 million change in the fair value of warrant liability, interest expense primarily related to long-term debt in CS Solis of $4.8 million, reserve for obsolete inventory of $3.6 million, increase in the allowance for doubtful accounts of $2.1 million, and depreciation and amortization expense of $0.6 million, partially offset by non-cash income recognized upon conversion of convertible notes and SAFE agreements of $3.2 million.

Net cash used in operating activities of $11.0 million for the year ended December 31, 2021 was primarily due to the net loss of $9.3 million, and net cash outflows of $5.4 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $3.7 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable of $4.8 million, an increase in inventory of $3.0 million and an increase in prepaid expenses and other current assets of $3.0 million, partially offset by an increase in accounts payable of $3.0 million, and an increase in accrued expenses and other current liabilities of $2.9 million. Non-cash charges primarily consisted of non-cash interest expense of $1.3 million, change in fair value of convertible notes of $1.3 million, change in reserve for obsolete inventory of $0.8 million, depreciation and amortization of $0.5 million, change in the allowance of allowance of doubtful accounts of $0.4 million, non-cash lease expense of $0.3 million, and change in fair value of warrant liabilities of $0.3 million, partially offset by $1.8 million in forgiveness of PPP loan.

Cash Flows from Investing Activities

Net cash provided by investing activities of $3.3 million for the year ended December 31, 2022, was primarily due to cash acquired in the acquisition of Solaria of $4.8 million, partially offset by additions to internal-use-software of $1.5 million.

Net cash used in investing activities of $1.1 million for the year ended December 31, 2021, was due to additions to internal-use-software.

Cash Flows from Financing Activities

Net cash provided by financing activities of $31.2 million for the year ended December 31, 2022 was primarily due to net proceeds from issuance of long-term debt in CS Solis of $25.0 million, proceeds from the issuance of the 2022 Convertible Notes of $12.0 million, and proceeds from the issuance of notes payable of $5.5 million. This was partially offset by the repayment of notes payable of $9.5 million, payments for issuance costs of Series D redeemable convertible preferred shares of $1.4 million, and repayment of convertible notes payable to related parties of $0.5 million.

Net cash provided by financing activities of $16.9 million for fiscal year 2021 was primarily related to net proceeds from the issuance of notes payable of $7.2 million, the issuance of SAFE agreements of $5.0 million, issuance of our convertible promissory notes to related parties of $3.6 million and proceeds from the issuance of convertible promissory notes of $1.2 million.

Cash Flows for the Years Ended December 31, 2021 and 2020

The following table summarizes Complete Solaria’s cash flows from operating, investing, and financing activities for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Net cash used in operating activities from continuing operations	$(10,995)	$(6,189)
Net cash used in investing activities from continuing operations	(1,063)	(584)
Net cash provided by financing activities from continuing operations	16,895	6,355

Cash Flows from Operating Activities

Net cash used in operating activities of $11.0 million for the year ended December 31, 2021 was primarily due to the net loss of $9.3 million, and net cash outflows of $5.4 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $3.7 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable of $4.8 million, an increase in inventory of $3.0 million, and an increase in prepaid expenses and other current assets of $3.0 million, partially offset by an increase in accounts payable of $3.0 million and an increase in accrued expenses and other current liabilities of $2.9 million. Non-cash charges primarily consisted of non-cash interest expense of $1.3 million, change in fair value of convertible notes of $1.3 million, change in reserve for obsolete inventory of $0.8 million, depreciation and amortization of $0.5 million, change in the allowance of doubtful accounts of $0.4 million, non-cash lease expense of $0.3 million, and change in fair value of warrant liabilities of $0.3 million, partially offset by $1.8 million in forgiveness of PPP loan.

Net cash used in operating activities of $6.2 million for year ended December 31, 2020 was primarily related to our net loss of $5.6 million, and net cash outflows of $1.9 million provided by changes in our operating assets and liabilities, adjusted for non-cash charges of $1.3 million. The main drivers of net cash outflows were derived from the changes in operating assets and liabilities and were related to an increase in accounts receivable of $2.0 million, an increase in inventory of $1.3 million, a decrease in accounts payable of $1.1 million, an increase in prepaid expenses and other current assets of $0.9 million, partially offset by an increase in accrued expenses and other current liabilities of $2.4 million, and an increase in deferred revenue of $1.5 million. Non-cash charges primarily consisted of non-cash interest of $0.5 million, increase in the allowance for doubtful accounts of $0.3 million, and depreciation and amortization of $0.3 million.

Cash Flows from Investing Activities

Net cash used in investing activities of $1.1 million for the year ended December 31, 2021 was due to additions to internal-use software.

Net cash used in investing activities of $0.6 million for fiscal year 2020 was due to additions to internal-use software.

Cash Flows from Financing Activities

Net cash provided by financing activities of $16.9 million for the year ended December 31, 2021 was primarily related to net proceeds from the issuance of notes payable of $7.2 million, the issuance of SAFE agreements of $5.0 million, issuance of our convertible promissory notes to related parties of $3.6 million, and proceeds from the issuance of convertible promissory notes of $1.2 million.

Net cash provided by financing activities of $6.4 million for the year ended December 31, 2020 was primarily related to net proceeds from issuance of notes payable of $4.0 million, proceeds from the issuance of convertible promissory notes to related parties of $3.3 million, and proceeds from the issuance of convertible promissory notes of $0.7 million, partially offset by repayment of convertible notes of $1.5 million.

Proceeds from Warrants

We will not receive any of the proceeds from sales of Warrants, except with respect to amounts we may receive upon the cash exercise of the Warrants. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the common stock, the last reported sales price for which was $1.52 per share on December 21, 2023. Each Warrant is exercisable for one share of common stock at an exercise price of $11.50. Therefore, if and when the trading price of the common stock is less than $11.50 per share, we expect that warrantholders would not exercise their Warrants. To the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Private Warrants and Working Capital Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants and the Merger Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act.

We could receive up to an aggregate of approximately $254.1 million if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise their Warrants, which, based on the current trading price of our common stock, is unlikely unless there is a significant increase in the trading price of our common stock. The Warrants may not be, or remain, in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of the Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.

Forward Purchase Agreements

On and around July 13, FACT entered into multiple forward purchase agreements with certain FPA Investors, pursuant to which FACT (now to Complete Solaria following the Closing) agreed to purchase in the aggregate, up to 5,618,488 shares of common stock then held by the FPA Investors (subject to certain conditions and purchase limits set forth in the forward purchase agreements). Pursuant to the terms of the forward purchase agreements, each FPA Investor further agreed not to redeem any of the FACT Class A Ordinary Shares owned by it at such time. The per price at which the FPA Investors have the right to sell the shares to us on the Maturity Date is not less than $5.00 per share.

If the FPA Investors hold some or all of the 5,618,488 forward purchase agreement shares on the Maturity Date, and the per share trading price of our common stock is less than the per share price at which the FPA Investors have the right to sell the common stock to us on the Maturity Date, we would expect that the FPA Investors will exercise this repurchase right with respect to such shares. In the event that we are required to repurchase these forward purchase agreement shares, or in the event that the forward purchase agreements are terminated the amount of cash arising from the Business Combination that would ultimately be available to fund our liquidity and capital resource requirements would reduce accordingly, which would adversely affect our ability to fund our growth plan in the manner we had contemplated when entering into the forward purchase agreements.

Off Balance Sheet Arrangements

As of the date of this prospectus, Complete Solaria does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with Complete Solaria is a party, under which it has any obligation arising under a guaranteed contract, derivative instrument, or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity, or market risk support for such assets.

Currently, Complete Solaria does not engage in off-balance sheet financing arrangements.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Complete Solaria is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the closing of the Merger, our Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period, or (iv) December 31, 2025. Complete Solaria expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Quantitative and Qualitative Disclosures About Market Risk

Complete Solaria’s operations expose Complete Solaria to a variety of market risks. Complete Solaria monitors and manages these financial exposures as an integral part of its overall risk management program.

Interest Rate Risk

We do not have significant exposure to interest rate risk that could affect the balance sheet, statement of operations, and the statement of cash flows, as we do not have any outstanding variable rate debt as of October 1, 2023.

Concentrations of Credit Risk and Major Customers

Our customer base consists primarily of residential homeowners. We do not require collateral on our accounts receivable. Further, our accounts receivable are with individual homeowners and we are exposed to normal industry credit risks. We continually evaluate our reserves for potential credit losses and establish reserves for such losses.

As of October 1, 2023, one customer accounted for 10% or more of total accounts receivable, net balance. As of September 30, 2022, one customer accounted for 10% or more of the total accounts receivable, net balance.

For the thirty-nine weeks ended October 1, 2023, one customer accounted for 10% or more of the total revenues. For the nine months ended September 30, 2022, two customers accounted for 10% or more of total revenues.

Recent Developments

In October 2023, the Company entered into an Assignment and Acceptance Agreement (“Assignment Agreement”), whereby Structural Capital Investments III, LP assigns the SCI debt to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, Kline Hill Partners Opportunity IV SPV LLC, and Rodgers Massey Revocable Living Trust for a total purchase price of $5.0 million. The Company has identified this as a related party transaction.

In October 2023, in connection with the Assignment Agreement, the Company also entered into the First Amendment to Warrant to Stock Purchase Agreements with the holders of the Series D-7 warrants. Pursuant to the terms of the agreement, the warrants to purchase 1,376,414 shares of Series D-7 preferred stock converted into warrants to purchase 656,630 shares of common stock (the “replacement warrants”). As a result of the warrant amendment, the Company reclassified the replacement warrants from equity to liability. The replacement warrants were remeasured to the fair value on the amendment effective date and the Company will record subsequent changes in fair value in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss).

As noted above, in October 2023, we completed the sale of our solar panel business to Maxeon, pursuant to the terms of the Disposal Agreement.